Exhibit 99.1

SIRIUS SATELLITE RADIO REPORTS STRONG SUBSCRIBER AND REVENUE GROWTH IN FIRST QUARTER OF 2005

•	Company Currently Has Over 1.5 Million Subscribers
•	Revenue Up 365% Over Prior Year First Quarter
•	Monthly Churn Improved to 1.3%
•	Strong Cash Position Maintained
•	SIRIUS Increases 2005 Year-End Subscriber Guidance to Over 2.7 Million

NEW YORK – April 28, 2005 – SIRIUS Satellite Radio (NASDAQ: SIRI) today announced strong first quarter subscriber growth and financial and operating results, driven by continued demand for its superior programming.

As of March 31, 2005, SIRIUS had 1,448,695 subscribers, attributing the better-than-expected subscriber growth to robust retail sales and rapidly expanding sales in its automotive distribution channel. SIRIUS reported revenue of $43.2 million for the first quarter of 2005, a 365% increase over the $9.3 million for the year-ago quarter, driven by a 312% increase over the company’s subscriber base of 351,663 at the end of first quarter 2004.

The company is again raising its 2005 year-end subscriber estimate. SIRIUS now expects to have over 2.7 million subscribers at year-end, up from previous guidance of over 2.5 million, due to strong subscriber growth trends and continued robust demand for its service.

“Coming off a strong finish last year, we continued to see increased demand for SIRIUS during the first quarter,” said Mel Karmazin, CEO of SIRIUS. “Not only did we beat Wall Street consensus for subscriber and revenue growth, but we also registered our lowest churn ever, which clearly indicates a preference for our superior programming, as well as very high levels of customer satisfaction. Our strong results in the automotive channel are increasingly contributing to our subscriber growth, and we expect this momentum to build even further as more factory programs begin this year. Plus, with the addition of Martha Stewart Living Radio later this year, the arrival of Howard Stern next January and NASCAR in 2007, we believe demand for our service will continue to increase as we approach the launch of this exclusive content.”

The first quarter subscriber figure reflects net additions of 305,437 subscribers compared to 90,602 net additions in the first quarter of 2004, an increase of 237%. SIRIUS had an average monthly churn of 1.3% during the first quarter, the lowest since the launch of its service. The historically low churn reflects high customer satisfaction with SIRIUS’ premier programming. The company reported subscriber acquisition costs (SAC) per gross subscriber addition of $190 for the quarter, a 23% improvement over SAC per gross subscriber addition of $248 in the year-ago quarter. The company continues to expect SAC per gross subscriber addition to decrease to below $145 for full year 2005, with further declines expected in 2006.

In the first quarter of 2005, SIRIUS experienced significant increases in net subscriber additions across all its distribution channels while consumer awareness for the SIRIUS brand and for satellite radio in general continued to increase.

During the first quarter of 2005, SIRIUS added 174,202 net subscribers from its retail channel, a 166% increase over 65,514 retail net additions in the prior year first quarter. The company also added 132,211 net subscribers from its automotive, trucking and boating channels, a 449% increase over 24,093 net additions from those channels in the first quarter of 2004. Net additions from OEM and special markets represented 43% of total net additions in the first quarter of 2005, as compared to 27% of total net additions in the prior year’s first quarter.

During the first quarter, Ford, BMW, Mercedes-Benz, Volvo, Land Rover, Jaguar and Volkswagen all announced expanded programs for installations of SIRIUS radios. In addition, Mitsubishi announced an exclusive agreement to factory install SIRIUS in various models beginning this fall.

SIRIUS’ exclusive automotive partners, DaimlerChrysler, Ford and BMW continue to show a strong commitment to SIRIUS. In December 2004, DaimlerChrysler confirmed that its SIRIUS factory installation program was on track to produce over 500,000 subscribers over the 2005 and 2006 model years. BMW will begin offering SIRIUS as a factory-installed option in its new 3-Series when it is introduced next month. SIRIUS is already available as a factory-installed option on the 5-Series and 7-Series vehicles. In the first quarter of 2005, Ford announced plans to include SIRIUS as a factory-installed option in up to 21 of its models through the 2007 model year, and expects to generate up to one million SIRIUS subscribers by mid-calendar year 2007. Ford will begin factory installations of SIRIUS radios later this year.

SIRIUS continues to broaden the appeal of its programming to subscribers and advertisers. During 2005, the company announced an exclusive four-year agreement to create and launch Martha Stewart Living Radio later this year, as well as a five-year agreement to become the Official Satellite Radio Partner of NASCAR beginning in 2007. During the first quarter, SIRIUS hired two of the radio industry's most respected and accomplished advertising executives to help build advertising revenue on its non-music channels.

Guidance for 2005:

In view of a strong start to 2005, SIRIUS is raising guidance for 2005 net subscriber additions to 1.6 million, for a year-end 2005 subscriber target of over 2.7 million, up from over 2.5 million suggested by previous guidance. Estimated average monthly churn is expected to be in the range of 1.5% to 1.6% for 2005, ahead of the previous guidance of 1.6% to 1.7%, given the company’s year-to-date reported churn and expectation of continued high customer satisfaction through year-end. The company continues to expect SAC per gross subscriber addition to be below $145 for the full year 2005, with further declines expected in 2006.

SIRIUS expects to generate $215 million of total revenue in 2005, up from previous guidance of $210 million, due to the increased subscriber growth for the year versus the previous guidance. The company now expects to report an adjusted loss from operations of approximately ($510) million in 2005, compared to previous guidance of ($480) million, reflecting increased SAC to support higher gross subscriber additions. Total operating cash uses, capital expenditures and purchases of restricted investments, are expected to be approximately ($375) million in 2005, as compared to previous guidance of ($350) million, primarily due to advance payments under our NASCAR agreement as well as increased SAC to support higher gross subscriber additions for the year.

SIRIUS ended the first quarter of 2005 with approximately $630 million in cash, cash equivalents and marketable securities, which the company believes is sufficient to reach cash flow breakeven in 2007 under its current business plan.

Conference Call Information:

SIRIUS will hold a conference call today at 8 am ET to discuss operating and financial results. The public, members of the investment community and the press will have live access to the conference call via the company’s website www.sirius.com and on the SIRIUS service by tuning to SIRIUS Channel 131. A replay of the call will also be available on the SIRIUS website.

FIRST QUARTER 2005 VERSUS FIRST QUARTER 2004

For the first quarter of 2005, SIRIUS recognized total revenue of $43.2 million, compared with $9.3 million for the first quarter of 2004, a 365% year-over-year increase. This increase in revenue was driven by a net increase in the company’s subscriber base of 1,097,032 subscribers, or 312%, from March 31, 2004 to March 31, 2005.

The company’s adjusted loss from operations increased by $49.1 million, to ($127.1) million in 2005 (refer to the reconciliation table of GAAP loss from operations to adjusted loss from operations). This increase was driven in part by $40.1 million of increased subscriber acquisition costs, as SIRIUS’ gross subscriber additions exceeded last year’s first quarter gross subscriber additions by nearly 246,000 subscribers.

Programming and content expenses increased by $15.8 million, to $24.5 million for the first quarter of 2005, from $8.7 million for the first quarter of 2004. The increase in programming and content expenses was primarily attributable to an increase in costs to create, produce and acquire content, specifically costs associated with sports related programming initiatives, such as the NFL, NBA and college sports, and new branded music and talk channels such as Maxim Radio, Faction and Shade 45.

Sales and marketing expenses increased by $11.0 million, to $36.7 million for the first quarter of 2005, from $25.7 million for the year-ago first quarter. The increase in sales and marketing expenses was primarily a result of higher sponsorship and event marketing costs, increased OEM revenue share as a result of the increase in OEM net subscriber additions, higher distribution costs to support the expansion of our retail distribution channel, and personnel-related costs to support the continued growth of the company.

Finally, the company incurred increases in customer service and billing expenses, general and administrative expenses, and engineering, design and development expenses. Customer service and billing expenses increased by $5.6 million, to $9.5 million for the first quarter of 2005, from $3.9 million for the first quarter of 2004. This increase was a direct result of growth in the company’s subscriber base and additional costs associated with its new billing system. General and administrative expenses increased by $6.9 million, to $14.8 million for the first quarter of 2005, from $7.9 million for the first quarter of 2004, primarily as a result of overhead expansion to support the continued growth of the business. Engineering, design and development expenses increased by $4.1 million, to $9.8 million for the first quarter of 2005, from $5.7 million for the first quarter of 2004, primarily the result of additional personnel-related costs to support research and development efforts and costs associated with tooling and manufacturing upgrades at DaimlerChrysler and Ford in preparation for SIRIUS factory installations.

SIRIUS reported a net loss of ($193.6) million, or ($0.15) per share, for the first quarter of 2005 compared with a net loss of ($144.1) million, or ($0.12) per share, for the first quarter of 2004.

(Selected financial information follows).

SIRIUS defines adjusted loss from operations as GAAP loss from operations before depreciation and equity granted to third parties and employees. SIRIUS believes adjusted loss from operations is useful to investors because it represents operating expenses of the company excluding the effects of non-cash items.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscriber revenue and net advertising revenue over the daily weighted average number of subscribers for the period.

SIRIUS defines subscriber acquisition costs, or SAC, per gross subscriber addition as SAC and the negative margin from the direct sale of SIRIUS radios and accessories over the number of gross subscriber additions for the period.

Adjusted loss from operations, ARPU and SAC per gross subscriber addition are not measures of financial performance under U.S. generally accepted accounting principles and are used as measures of operating performance. As a result, these metrics may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.

Sirius Satellite Radio Inc.

Quarterly Data

(Unaudited)

	As of
	3/31/05	3/31/04
Subscribers:
Beginning subscribers	1,143,258	261,061
Net additions	305,437	90,602
Ending subscribers	1,448,695	351,663
Retail	971,241	263,164
OEM and special markets	449,896	63,493
Hertz	27,558	25,006

	For the Three Months Ended
	3/31/05	3/31/04

Gross subscriber additions	354,708	108,732
Deactivated subscribers	49,271	18,130
Average monthly churn (1)	1.3%	2.0%
Subscriber acquisition costs per gross subscriber addition	$190	$248
Monthly ARPU:
Average monthly subscriber revenue per subscriber before effects of Hertz subscribers and mail-in rebates	$10.64	$11.68
Effects of Hertz subscribers	0.01	(0.62)
Effects of mail-in rebates	(0.06)	(1.14)
Average monthly subscriber revenue per subscriber	$10.59	$9.92
Average monthly net advertising revenue per subscriber	0.13	0.02
ARPU	$10.72	$9.94

(1) Average monthly churn is the number of deactivated subscribers divided by average quarterly subscribers.

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
Revenue:
Subscriber revenue, including effects of mail-in rebates	$41,904	$9,202
Advertising revenue, net of agency fees	534	20
Equipment revenue	767	50
Other revenue	11	19
Total revenue	43,216	9,291

Operating expenses:
Cost of services (excludes depreciation shown separately below):
Satellite and transmission	6,813	8,412
Programming and content	24,488	8,690
Customer service and billing	9,492	3,860
Cost of equipment	976	64
Sales and marketing	36,732	25,682
Subscriber acquisition costs	67,093	26,981
General and administrative	14,832	7,869
Engineering, design and development	9,842	5,729
Depreciation	24,501	23,688
Equity granted to third parties and employees (1)	38,706	17,824
Total operating expenses	233,475	128,799
Loss from operations	(190,259)	(119,508)
Other income (expense):
Interest and investment income	4,487	1,669
Interest expense	(7,325)	(23,699)
Other income	45	—
Total other income (expense)	(2,793)	(22,030)
Loss before income taxes	(193,052)	(141,538)
Income tax expense	(560)	(2,521)
Net loss	$(193,612)	$(144,059)
Net loss per share (basic and diluted)	$(0.15)	$(0.12)
Weighted average common shares outstanding (basic and diluted)	1,314,312	1,217,608

(1) Allocation of equity granted to third parties and employees to other operating expenses:
Satellite and transmission	$559	$490
Programming and content	4,907	1,831
Customer service and billing	139	86
Sales and marketing	13,411	12,003
Subscriber acquisition costs	6,228	102
General and administrative	7,277	2,349
Engineering, design and development	6,185	963
Total equity granted to third parties and employees	$38,706	$17,824

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands)

(Unaudited)

Selected balance sheet data as of:
	March 31, 2005	December 31, 2004

Cash, cash equivalents and marketable securities	$ 629,826	$ 759,168
Restricted investments	103,612	97,321
Working capital	411,910	541,526
Total assets	1,814,229	1,957,613
Long-term debt	656,318	656,274
Total liabilities	966,060	956,980
Accumulated deficit	(2,059,468)	(1,865,856)
Stockholders’ equity	848,169	1,000,633

The following table reconciles GAAP loss from operations, as reported, to adjusted loss from operations:

	For the Three Months Ended March 31,
	2005	2004

GAAP loss from operations, as reported	$ (190,259)	$ (119,508)
Depreciation	24,501	23,688
Equity granted to third parties and employees	38,706	17,824
Adjusted loss from operations	$ (127,052)	$ (77,996)

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(193,612)	$(144,059)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,501	23,688
Non-cash interest expense	762	20,022
Loss on disposal of assets	127	19
Equity granted to third parties and employees	38,706	17,824
Deferred income taxes	560	2,521
Changes in operating assets and liabilities:
Marketable securities	16	(92)
Prepaid expenses and other current assets	(2,105)	(4,695)
Other long-term assets	(1,157)	(968)
Accrued interest	2,736	3,744
Accounts payable and accrued expenses	(5,838)	2,621
Deferred revenue	19,660	8,495
Other long-term liabilities	(1,524)	(991)
Net cash used in operating activities	(117,168)	(71,871)
Cash flows from investing activities:
Additions to property and equipment	(6,888)	(2,950)
Sale of property and equipment	12	28
Purchases of restricted investments	(6,291)	(85,000)
Maturities of available-for-sale securities	4,835	25,000
Net cash used in investing activities	(8,332)	(62,922)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	—	293,600
Proceeds from exercise of stock options	993	1,453
Proceeds from exercise of warrants	—	19,850
Other	(8)	(33)
Net cash provided by financing activities	985	314,870
Net (decrease) increase in cash and cash equivalents	(124,515)	180,077
Cash and cash equivalents at the beginning of period	753,891	520,979
Cash and cash equivalents at the end of period	$629,376	$701,056

Contacts for SIRIUS:

Jim Collins

Media

212-901-6422

jcollins@siriusradio.com

Michelle McKinnon

Analysts

212-584-5285

mmckinnon@siriusradio.com

Jaymie VanValkenburgh

Investors

212-584-5158

jvanvalkenburgh@siriusradio.com

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